                                                                 Exhibit 4.4


                           CERTIFICATE OF DESIGNATION
                                       OF
                     6% SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                      COMMODORE APPLIED TECHNOLOGIES, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware



         The undersigned officers of Commodore Applied Technologies, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), do hereby certify:

         That pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), the Board authorized the series of preferred stock hereinafter provided for and established the voting powers thereof and adopted the following resolutions creating a series of 25,000 shares of preferred stock.

         "RESOLVED, that pursuant to the authority vested in the Board by virtue of the Certificate of Incorporation of the Company, there be and hereby is authorized and created a series of preferred stock, hereby designated as the Series D Convertible Preferred Stock, par value $.001 per share (the "Series D Preferred Stock"); that the number of shares of such Series D Preferred Stock shall be 25,000; and that the designations, preferences and relative, participating, optional or other special rights of the Series D Preferred Stock, and the qualifications, limitations, or restrictions thereof shall be as described in the Certificate of Designation, substantially in the form presented to the Board of Directors; and it is further

         RESOLVED, that pursuant to the Certificate of Designation of the Series D Preferred Stock, the Company shall hereby reserve for issuance upon the conversion of the Series D Preferred Stock that number of shares of Common Stock of the Company sufficient to enable the full conversion of the Series D Preferred Stock; and it is further

         RESOLVED, that the proper officers of the Company be and each of them hereby is, authorized, directed and empowered to execute and deliver, for, in the name and on behalf of the Company any and all other instruments, documents or certificates necessary or appropriate to create the Series D Preferred Stock, including, without




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         limitation, the filing of a Certificate of Designations with the
         Secretary of State of the State of Delaware."

         The designation and amount and the voting powers, preferences and relative, participating, optional and other special rights of the shares of Series D Preferred Stock, and the qualifications, limitations or restrictions thereof are as set forth below.

         1. Designation and Number. The designation of the series of preferred stock fixed hereby shall be "6% Series D Convertible Preferred Stock" (hereinafter referred to as the "Series D Preferred Stock") and the number of shares constituting such series shall be twenty-five thousand (25,000), which number may from time to time be increased (but not without the approval of the holders of a majority of the then outstanding shares of Series D Preferred Stock) or decreased (but not below the number then outstanding) by the Board of Directors. The stated value of each share of this series shall be $100.00, and each share of this series shall be validly issued and fully paid upon receipt by the Company of legal consideration in an amount at least equal to such stated value and shall not thereafter be assessable.

         2. Rank. The Series D Preferred Stock shall rank: (i) prior to all of the Company's common stock, par value $.001 per share ("Common Stock"), (ii) prior to any class or series of capital stock of the Company hereafter created either specifically ranking by its terms junior to the Series D Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series D Preferred Stock (collectively with the Common Stock, "Junior Securities");
(iii) subject to the provisions of subparagraph 4(ii) hereof, on parity with the Company's Series B Preferred Stock, par value $.001 per share, the Company's Series C Preferred Stock, par value $.001 per share, and any other class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series D Preferred Stock ("Parity Securities"); and
(iv) subject to the provisions of subparagraph 4(i) hereof, junior to any class or series of capital stock of the Company heretofore or hereafter created specifically ranking by its terms senior to the Series D Preferred Stock ("Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         3.   Dividends.

              (i) The dividend rate of the Series D Preferred Stock shall be computed at a rate of $6.00 per share per annum from the date of the issuance of the Series D Preferred Stock. Dividends shall be payable quarterly in arrears out of the assets of the Company legally available therefor on the last business day of March, June, September and December of each year, commencing December 31, 1998 (each a "Dividend Payment Date"). Dividends may be paid by the Company in cash or, at the election of the Company, by delivery of additional shares of Series D Preferred Stock having an aggregate liquidation value equal to the amount of such dividend. Dividends on shares of Series D Preferred Stock shall not be cumulative.

              (ii) The Board shall declare and pay current dividends out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities).


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


              (iii) In order to determine the holders of the Series D Preferred Stock entitled to receive dividends, the Company shall fix a record date not more than 60 days prior to any Dividend Payment Date. If any such Dividend Payment Date should fall on a day that is not a Business Day, then the Company shall pay the applicable dividend on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday or other day on which any national securities exchange or quotation system on which the Common Stock of the Company is traded or quoted is authorized or required by law to close.

         4.   Voting Rights.

              The holders of the shares of Series D Preferred Stock (the "Series D Holders") shall be entitled to the following voting rights in respect of such shares.

              (i) So long as any shares of Series D Preferred Stock are outstanding, the consent of the holders of at least 66-2/3% of the outstanding shares of Series D Preferred Stock at the time, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, in which the holders of the Series D Preferred Stock vote separately as a class, shall be necessary for the Company to: (a) authorize, create, issue or increase the authorized amount of any class or series of Senior Securities; (b) reclassify any Junior Securities into Senior Securities; or (c) amend, repeal or modify any provision of, or add any provision to, the Company's Certificate of Incorporation, By-laws or this Certificate of Designation, if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series D Holders so as to adversely affect the Series D Preferred Stock.

              (ii) So long as any shares of Series D Preferred Stock are outstanding, the consent of the holders of at least a majority of the outstanding shares of Series D Preferred Stock at the time, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, in which the holders of the Series D Preferred Stock vote separately as a class, shall be necessary for the Company to: (a) authorize, create, issue or increase the authorized amount of any class or series of Parity Securities; or (b) reclassify any Junior Securities into Parity Securities.

              (iii) So long as any shares of Series D Preferred Stock are outstanding, the Series D Holders shall vote together with the holders of Common Stock and not as a separate class on any transaction with respect to which the holders of Common Stock are entitled to vote pursuant to applicable Delaware law or the Certificate of Incorporation.

              (iv) On all matters on which the Series D Preferred Stock is entitled to vote, the Series D Holders shall be entitled to one vote per share of Series D Preferred Stock.

         5.   Conversion Rights.

              (i) Subject to the provisions of subparagraph (iv) of this paragraph 5, each share of Series D Preferred Stock may be converted, at the option of each Series D Holder, at any time and from time to time on or after November 15, 1998, into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which the Series D Holder of each share of Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series D Preferred Stock to be converted by the Conversion Rate. The "Conversion Rate," that is, the number of shares of Common Stock for which each share of Series D Preferred Stock may be converted, shall be determined by dividing $100.00 by $0.70 ("Conversion Price"). The Conversion Price shall be adjusted from time to time as set forth in subsection (ii) hereof. The Company shall not issue fractional shares of Common Stock upon conversion of Series D Preferred Stock but, in lieu thereof, shall pay to a Series D Holder cash in an amount equal to such fraction multiplied by the Last Sale Price of the Common Stock on the trading day prior to the date on which the shares are converted. "Last Sale Price" shall mean (w) the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange or market on which the Common Stock is listed or admitted to trading or, (x) if not listed or admitted to trading on any national securities exchange or market, on the National Association of Securities Dealers Automated Quotations ("Nasdaq") market or, (y) if the Common Stock is not listed or admitted to trading on any national securities exchange or market or quoted on the Nasdaq market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose or, (z) if the Common Stock is not listed or admitted to trading or otherwise quoted as set forth above, the fair market value of the Common Stock as determined in good faith using customary valuation methods by the Board.

              (ii) The Series D Preferred Stock shall be converted into Common Stock in the following manner:

                   (A) Shares of Series D Preferred Stock received by the Company in exchange for Common Stock shall be retired and canceled and shall no longer be available for issuance as Series D Preferred Stock or any other series of preferred stock.

                   (B) A Series D Holder shall give written notice to the Company of its desire to convert all or a portion of the shares of Series D Preferred Stock owned by such Series D Holder. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of shares of Series D Preferred Stock such Series D Holder desires to convert. The Company will, as soon as practicable thereafter, deliver to such Series D Holder or to such Series D Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(i), with respect to any fractional shares otherwise issuable upon conversion and, in the event of a partial conversion, a certificate representing the balance, if any, of the shares of Series D Preferred Stock represented by the surrendered certificate or certificates but not converted to Common Stock.

                   (C) In the event that shares of Series D Preferred Stock are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the Series D Holders entitled to receive dividends to the opening of business on the corresponding Dividend Payment Date, the Series D Holder shall continue to be entitled to receive such dividend on such Dividend Payment Date. In the event that the date on which the shares are converted is the Dividend Payment Date, such Series D Holder will be entitled to receive the dividend payable with respect to such Series D Preferred Stock.

                   (D) If, prior to the date on which all shares of Series D Preferred Stock are converted, the Company shall (1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding Common Stock, (3) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its Common Stock other securities of the Company, the Conversion Price in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series D Preferred Stock immediately prior thereto shall be adjusted so that the Series D Holder shall be entitled to receive, upon the conversion of such shares of Series D Preferred Stock, the kind and number of shares of Common Stock or other securities of the Company which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Series D Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(ii)(D) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current earnings) on shares of Common Stock shall be made.

                   (E) Except in respect of transactions described in subparagraph 5(ii)(D) above, if, prior to the date on which all shares of Series D Preferred Stock are converted, the Company shall sell or issue Common Stock or rights, options, warrants or convertible securities (or rights, options or warrants to purchase convertible securities) containing the right to subscribe for or purchase shares of Common Stock (collectively, "Rights"), and the sale or issuance price per share of Common Stock (or in the case of Rights, the sum of the consideration paid or payable for any such Right entitling the holder thereof to acquire one share of Common Stock and such additional consideration paid or payable upon exercise or conversion of any such Right to acquire one share of Common Stock) is less than the lower of the then current Conversion Price or the then current average market price of the Common Stock (the closing sale price as reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by the Nasdaq market, or, if not quoted thereon, the high bid price on the OTC Bulletin Board or in the National Quotation Bureau sheet listing for the Common Stock, or if not listed therein, as determined in good faith using customary valuation methods by the Board) (the "Market Price") for the five (5) trading days immediately preceding the dates of such sale or issuance (the "Current Common Stock Price"), the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock receivable upon conversion of the Series D Preferred Stock shall be the number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the shares of Series D Preferred Stock immediately prior to such issuance or sale by (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such sale or issuance (and assuming, in the case of Rights that such Rights had been fully exercised or converted, as the case may be) and the Current Common Stock

Price and a denominator equal to the sum of (x) the product of the number of shares of Common Stock outstanding immediately before the issuance or sale or the record date, as the case may be, multiplied by the Current Common Stock Price and (y) the aggregate consideration received or deemed to be received by the Company for the shares of Common Stock to be issued or sold or to be purchased or subscribed for upon exercise of such Rights. For the purposes of such adjustments, the Common Stock which the holders of any such Rights shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale or the record date, as the case may be.

                   (F) Except in respect of transactions described in subparagraph 5(ii)(D) above, if, prior to the date on which all shares of Series D Preferred Stock are converted, the Company shall declare, order, pay or make a dividend or other distribution (including without limitation any distribution of cash, other or additional stock or other securities or property or options, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise, but excluding dividends described in paragraph 3 or in the last sentence of subparagraph 5(ii)(D)), then, in each case, the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock thereafter receivable upon the conversion of shares of Series D Preferred Stock shall be determined by multiplying (1) the number of shares of Common Stock theretofore receivable upon conversion of the shares of the Series D Preferred Stock by (2) a fraction of which the numerator shall be the then Conversion Price on the record date for the determination of stockholders entitled to receive such dividend or other distribution, and of which the denominator shall be such Conversion Price on such date minus the amount of such dividend or distribution applicable to one share of Common Stock. The Board shall determine the amount of such dividend or distribution allocable to one share of Common Stock and such determination, if reasonable and based upon the Board's good faith business judgment, shall be binding upon the Series D Holder. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

                   (G) Upon the expiration of any Rights if such shall not have been exercised, the Conversion Price, to the extent that shares of Series D Preferred Stock have not been converted, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (1) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and (2) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company (including for purposes hereof, any underwriting discounts or selling commissions paid by the Company) for the issuance, sale or grant of all such Rights, whether or not exercised; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price by a proportion (relative to the Conversion Price in effect immediately prior to such readjustment) in excess of the inverse of the aggregate proportional adjustment thereof made in respect of the issue, sale, grant or assumption of such Rights.

              If the consideration provided for in any Right or the additional consideration, if any, payable upon the conversion or exchange of any right shall be reduced, or the rate at which any

Right is exercisable or convertible into or exchangeable for shares of Common Stock shall be increased, at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, effective concurrently with each such change, the Conversion Price then in effect shall first be adjusted to eliminate the effects (if any) of the issuance (or deemed issuance) of such Right on the Conversion Price and then readjusted as if such Right had been issued on the date of such change with the terms in effect after such change, but only if as a result of such readjustment the Conversion Price then in effect hereunder is thereby reduced.

                   (H) If, prior to the date on which all shares of Series D Preferred Stock are converted, the Company shall (1) consolidate with or merge with or into another person resulting in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (2) sell or otherwise transfer all or substantially all of the assets of the Company, then a Series D Holder shall thereafter have the right to convert such shares of Series D Preferred Stock into the kind and amount of stock, securities or assets, if any, such Series D Holder would have been entitled to receive upon such consolidation, merger, sale or transfer had such Series D Holder converted its shares of Series D Preferred Stock into Common Stock immediately prior to such transaction.

                   (I) For the purposes of this paragraph 5: (x) the consideration for the issue or sale of any additional shares of Common Stock shall, irrespective of the accounting treatment of such consideration, be deemed to be the consideration actually received by the Company and (1) insofar as it consists of cash, be computed at the net amount of cash received by the Company, plus any expense paid or incurred by the Company and any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, (2) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board, and (3) in case additional shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both cash and property, be the portion of such consideration so received, computed as provided in clauses
(1) and (2) above, allocable to such additional shares of Common Stock, all as determined in good faith by the Board; (y) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(ii)(G) relating to Rights, shall be deemed to have been issued for a consideration per share determined by dividing (1) the total amount, if any, received by the Company as consideration for the issue, sale or grant of the Rights in question, less the value of the Rights not actually received by the Company as consideration therefor, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in or the conversion or exchange of such Rights or, in the case of Rights which are rights, options or warrants for convertible securities, the exercise of such Rights for convertible securities and the conversion or exchange of such convertible securities, in each case computing such consideration as provided in the foregoing clause (x) of this subparagraph 5(ii)(I), by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustment of such number to protect against dilution) issuable upon the exercise, conversion or exchange of such Rights; and, (z) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(ii)(D) and (F), relating to stock dividends, stock splits, etc., shall be deemed to, have been issued for no consideration. For the purposes of this paragraph 5, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Corporation as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value or from par value to no par value, or from no par value to par value.

                   (J) No adjustment in the Conversion Price shall be required unless explicitly provided for in this paragraph 5 and unless such adjustment (plus any adjustments not previously made by reason of this subparagraph 5(ii)(J)), would require an increase or decrease of at least five percent (5%) in such price; provided, however, that any adjustments which by reason of this subparagraph 5(ii)(J) are not required to be made shall be carried forward and shall be made at the time of and together with the next succeeding adjustment which, together with any adjustment so carried forward, shall amount to an increase or decrease of at least five percent (5%) in such price. All calculations under this subparagraph 5(ii)(J) shall be made to the nearest cent.

                   (K) No adjustment shall be made (1) upon conversion of the Series D Preferred Stock, (2) upon exercise of options and/or warrants of the Company outstanding on the date hereof, and (3) with respect to options thereafter granted to employees, officers, directors or stockholders of or consultants to the Company, pursuant to existing stock option plans.

                   (L) Whenever the Conversion Price is adjusted pursuant to any of the foregoing provisions of this paragraph 5, the Company shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Company, setting forth the adjusted Conversion Rate determined as provided in this paragraph 5, and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Company and a copy thereof shall be furnished to any Series D Holder requesting the same, and shall at all reasonable times during business hours be open to inspection by the Series D Holders. Within 10 days of the event requiring an adjustment, the Company shall also cause a notice, stating that such an adjustment has been made and setting forth the adjusted Conversion Rate, to be mailed, first-class, postage prepaid, to all then Series D Holders of record at their addresses as the same appear on the stock records of the Company.

                   (M) If a Series D Holder has delivered notice to the Company of its desire to convert all or a portion of its shares of Series D Preferred Stock, and certificates, duly endorsed for conversion in respect of such shares have been delivered to the Company, then all shares of Series D Preferred Stock so tendered to the Company shall be deemed to be no longer outstanding and, notwithstanding the failure of the Company to issue the Common Stock, such Series D Holder shall be deemed, for all purposes (except as set forth in the next sentence of this subparagraph 5(ii)(M)), to be a holder of the number of shares of Common Stock into which the shares of Series D Preferred Stock such Series D Holder is entitled to receive pursuant to the terms of this paragraph 5 in each case as of the close of business on the date on which such conversion notice is delivered. The Company shall not, by amendment of its Certificate of

Incorporation as amended as of the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this paragraph 5. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number or shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series D Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series D Preferred Stock. The Company shall pay any and all transfer, stamp and other like taxes that may be payable in respect of the issuance or delivery to a Series D Holder of shares of Common Stock or conversion of the Series D Preferred Stock by such holder.

              (iii) The conversion of each share of Series D Preferred Stock provided by this paragraph 5 shall be subject in all respects to the prior receipt by the Company of the written confirmation (the "Written Confirmation") of the American Stock Exchange that the designation and issuance of the Series D Preferred Stock having the terms provided herein does not require approval by the stockholders of the Company (the "Stockholder Approval"). The Company hereby undertakes to obtain such Written Confirmation as soon as is reasonably practicable and to advise the Holder promptly following the Company's receipt thereof. In the event that the Company is unable to obtain such Written Confirmation, the Company will undertake to obtain shareholder approval hereof as soon as is reasonably practicable.

         6. Liquidation Price. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the amount that shall be paid to a Series D Holder shall be $100.00 per each share of Series D Preferred Stock held by such Series D Holder (hereinafter called the "Liquidation Price") and no more. Upon any liquidation, dissolution or winding-up of the Company, the Series D Holders will be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Company and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Series D Holders will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding-up of the Company, the Company's assets to be distributed among the Series D Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment in full to such Series D Holders and the Parity Holders of the aggregate amount which they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Series D Holders and Parity Holders based upon the aggregate Liquidation Price of the Series D Preferred Stock and the aggregate liquidation preference of any Parity Securities held by each such Series D Holder and Parity Holder, respectively. The Company will mail written notice of such liquidation, dissolution or winding-up, not less than 30 days prior to the payment date stated therein, to each Parity Holder of record. Neither the consolidation or merger of the Company into or with any other corporation or any other person, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of paragraphs 2 and 6 hereof.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf and attested as of this 28th day of September, 1998, by duly authorized officers of the Company.

                      COMMODORE APPLIED TECHNOLOGIES, INC.


                      By: /s/ Paul E. Hannesson
                         --------------------------------------
                         Name: Paul E. Hannesson
                         Title: President and CEO

ATTEST:

/s/ Gregg M. Rosen
-------------------------
Gregg M. Rosen
Assistant Secretary